                                                                     Exhibit 2.1


                                  AMENDMENT TO
                       STOCK AND ASSET PURCHASE AGREEMENT

            This AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT, dated as of February 18, 2003 (this "Amendment"), by and between Ingersoll-Rand Company Limited, a company organized under the laws of Bermuda ("IR"), on behalf of itself and the other Sellers named in the Purchase Agreement (as defined below), and The Timken Company, an Ohio corporation ("Timken"), on behalf of itself and the other Buyers named in the Purchase Agreement.

                                    RECITALS

            A. The Sellers and the Buyers are parties to that certain Stock and Asset Purchase Agreement, dated as of October 16, 2002 (as amended, modified or supplemented from time to time, the "Purchase Agreement").

            B. By various letters set forth in Appendix N hereto, each of IR and Timken, on behalf of itself and the other Sellers and Buyers, respectively, agreed to amend certain provisions of and Schedules to the Purchase Agreement.

            C. Section 10.5 of the Purchase Agreement provides that the Purchase Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties thereto and specifically referencing the Purchase Agreement.

            D. The Sellers and the Buyers have agreed to further amend and restate certain provisions of and Schedules to the Purchase Agreement, as provided in this Amendment.

            NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            1.1 Certain Definitions. Unless otherwise defined in this Amendment, all capitalized terms used in this Amendment, including in the introductory paragraph and the recitals hereto, have the respective meanings given to such terms in the Purchase Agreement.

                                   ARTICLE II
                      AMENDMENTS TO THE PURCHASE AGREEMENT

            2.1 Definitions. Section 1.1 of the Purchase Agreement is hereby amended as follows:
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            (a)   the defined term "Closing Net Working Capital Statement" is hereby amended by deleting the phrase "12:01 A.M. (local time) on the Closing Date" and inserting in lieu thereof the phrase "the effective time of the Closing as set forth in Section 2.4(a)";

            (b) the following defined terms are inserted in their proper alphabetical order:

                  (i) " 'IR Canada' shall mean Ingersoll-Rand Canada, Inc., a company organized under the laws of Canada and an indirect, wholly owned subsidiary of IR.";

                  (ii) " 'Kilian Canada ULC' shall mean the Nova Scotia unlimited liability company formed pursuant to the Restructuring to receive the Separate Assets of IR Canada attributable to IR Canada's Kilian Division.";

                  (iii) " 'Specified Entities' shall mean, collectively,
            Ingersoll-Rand South East Asia (Pte) Ltd., Ingersoll-Rand Company (Chile) Y Cia Ltda., Ingersoll-Rand (China) Investment Co Ltd, Ingersoll-Rand Korea Limited, Ingersoll-Rand (India) Limited, and Ingersoll-Rand Japan Ltd., each an IR Affiliate."; and

                  (iv) " 'Torrington Canada ULC' shall mean the Nova Scotia unlimited liability company formed pursuant to the Restructuring to receive the Separate Assets of IR Canada other than the Separate Assets attributable to IR Canada's Kilian Division."; and

            (c)   the defined term "NSULC" is hereby deleted in its entirety.

            2.2 Section 2.3(c). The reference to "NSULC" in Section 2.3(c) of the Purchase Agreement is hereby deleted and the phrase "Kilian Canada ULC, Torrington Canada ULC," is inserted in lieu thereof.

            2.3 Section 2.4(a). Section 2.4(a) of the Purchase Agreement is hereby amended and restated to read as follows:

                  "2.4  The Closing. (a) Unless this Agreement shall have been terminated pursuant to Article VIII, subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Jones Day, 222 East 41st Street, New York, New York 10017 on February 18, 2003 at 10:00 a.m., New York City time, or at such other place and time as may be agreed upon by the Sellers and the Buyers (the "Closing Date"). For the avoidance of doubt, the representations and warranties of the Sellers and the Buyers, respectively, shall be made again as of February 18, 2003, in the manner set forth in Sections 6.1 and 7.1, respectively, and the certificates to be delivered by the Sellers and the Buyers pursuant to Sections 6.3 and 7.3, respectively, shall each be dated February 18, 2003. For all other purposes of this Agreement and notwithstanding anything to the contrary in any agreement, document or other instrument of sale, conveyance, transfer or assignment constituting a Transaction


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            Agreement, the Closing shall be deemed to be effective as of 12:01
            a.m. (local time) on February 16, 2003. In addition, notwithstanding anything to the contrary in any agreement, document or other instrument of sale, conveyance, transfer or assignment constituting a Transaction Agreement, the relevant jurisdiction for the resolution of disputes of each such agreement, document or other instrument shall be as set forth in Section 10.16 of the Purchase Agreement."

            2.4 Section 2.6(a). The fourth sentence of Section 2.6(a) of the Purchase Agreement is hereby amended by deleting the phrase "12:01 A.M. (local time) on the Closing Date," and inserting in lieu thereof the phrase "the effective time of the Closing as set forth in Section 2.4(a)."

            2.5 Section 2.6(i). Each reference to "NSULC" in Section 2.6(i) of the Purchase Agreement is hereby deleted and the phrase "Kilian Canada ULC and Torrington Canada ULC" is inserted in lieu thereof.

            2.6   Sections 5.28, 5.29 and 5.30. New Sections 5.28, 5.29 and 5.30
are added at the end of Article V of the Purchase Agreement to read as follows:

                  "Section 5.28. Certain Asset and Employee Transfers.

                  "(a)  Contemporaneous with the Closing and subject to the
            terms and conditions set forth in the Purchase Agreement, IR will cause each of the Specified Entities to sell, convey, assign and transfer, and Timken shall cause such Timken Affiliates as Timken shall have designated, to purchase and acquire for $1.00, any and all assets used or principally held for use in the Business by such Specified Entities, pursuant to separate invoices prepared by Timken in accordance with the Laws of the relevant jurisdiction in which such assets are located.

                  "(b)  On or prior to the Closing Date, Timken will deliver to those employees whose names are set forth on Schedule 5.28 (collectively, the "Specified Employees"), written offers of ongoing employment with Timken or such other Timken Affiliates as Timken shall designate. The parties agree that such Specified Employees shall be considered Company Employees of the Asset Sellers, and that the rights and obligations under Section 5.8 shall be deemed to apply in all respects to each Specified Entity that is not a Seller and each such Timken Affiliate that is not a Buyer, as if each such Specified Entity and Timken Affiliate were a party to this Agreement, and that each of IR and Timken shall have all rights under this Agreement, including under Article IX, to enforce the provisions of this Section 5.28 on behalf of any such Specified Entity or Timken Affiliate, as applicable.

                  "(c)  The Section 2.3(c)(i) Allocation shall not be revised to reflect the transfers referenced in this Section 5.28.

                  "Section 5.29. Fair Market Value of Separate Assets. The
            parties agree that for all Tax purposes, the respective fair market values as of the Closing of the


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
            separate items of property constituting the Separate Assets shall be equal to the net book values of such items consistent with Schedule
            2.3. IR agrees to furnish, or to cause to be furnished, to Timken a copy of any Tax filing, including filing for VAT, that shall be due after the Closing in respect of such items, not less than 15 days prior to such filing or a reasonably shorter period if such information is not available."

            "5.30 Intercompany Receivables and Payables in Respect of Separate Assets. IR confirms and agrees that, in connection with the sale of the Separate Assets, no intercompany accounts receivable or intercompany accounts payable existing or arising prior to or on the Closing Date, among IR or any of its Affiliates (other than the Sold Companies, the Subsidiaries or the Venture Entities) and any Asset Seller, shall be transferred, sold or conveyed to any Buyer."

            2.7 Schedules A and B. Schedules A and B to the Purchase Agreement are hereby amended and restated in their entirety and, as so amended and restated, are set forth in Appendix A hereto.

            2.8 Schedule D. Schedule D to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix B hereto.

            2.9 Schedule E. Schedule E to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix C hereto.

            2.10 Schedule F. Schedule F to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix D hereto.

            2.11 Schedule 1.1(c). Schedule 1.1(c) to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix E hereto.

            2.12 Schedule 2.3. Schedule 2.3 to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix F hereto.

            2.13 Schedule 3.3. Schedule 3.3 to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix G hereto.

            2.14 Schedule 3.4(a). Schedule 3.4(a) to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix H hereto.

            2.15 Schedule 3.9. In accordance with Section 5.27 of the Purchase Agreement, Schedule 3.9 to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix I hereto.

            2.16 Schedule 3.16. In accordance with Section 5.27 of the Purchase Agreement, Schedule 3.16 to the Purchase Agreement is hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix J hereto.

            2.17  Schedules 3.19(a) and 3.19(b). Schedules 3.19(a) and 3.19(b)
to the Purchase Agreement are hereby amended and restated in their entirety and, as so amended and restated, are set forth in Appendix K hereto.


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            2.18  Schedule 5.25. Schedule 5.25 to the Purchase Agreement is
hereby amended and restated in its entirety and, as so amended and restated, is set forth in Appendix L hereto.

            2.19 Schedule 5.28. A new Schedule 5.28 to the Purchase Agreement is hereby added to the Purchase Agreement and is set forth in Appendix M hereto.

                                   ARTICLE III
                                  MISCELLANEOUS

            3.1 Effect of Amendment. Each of IR and Timken, on behalf of itself and the other Sellers and Buyers, respectively, hereby acknowledges the prior execution and delivery of the letters attached hereto in Appendix N, each of which is hereby incorporated into and made a part of this Agreement. This Amendment shall supersede any such letter if, and only to the extent that, the subject matter of such letter is the specific subject matter of an amendment or restatement contained in this Amendment. Except as expressly amended, modified or supplemented hereby, the Purchase Agreement is hereby reaffirmed and remains in full force and effect. This Amendment shall be effective as of the effective time of the Closing under the Purchase Agreement, as amended by this Amendment. On and after the date hereof, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of similar import referring to the Purchase Agreement, and each reference in the Transaction Documents, or any of them, to the "Purchase Agreement," "thereunder," "thereof" or words of similar import referring to the Purchase Agreement shall mean, and shall be a reference to, the Purchase Agreement as amended by this Amendment.

            3.2 Amendment. This Amendment may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and specifically referencing this Amendment.

            3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered one and the same instrument and each of which shall be deemed an original.

            3.4 Headings. The headings contained in this Amendment are for reference only and shall not affect in any way the meaning or interpretation of this Amendment.

            3.5 Severability. Any provision of this Amendment which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

            3.6 Governing Law. This Amendment shall be construed under and governed by the Laws of the State of New York applicable to contracts made and to be performed in that State.


                         [Signatures on following page]


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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                       INGERSOLL-RAND COMPANY LIMITED




                                       By:     /s/  Ronald G. Heller
                                          -----------------------------------
                                       Name:   Ronald G. Heller
                                       Title:  Vice President


                                       THE TIMKEN COMPANY




                                       By:     /s/  William R. Burkhart
                                          -----------------------------------
                                       Name:   William R. Burkhart
                                       Title:  Senior Vice President and
                                               General Counsel

                                    SCHEDULES

Schedule A            Stock Sellers/Asset Sellers
Schedule B            Sold Companies
Schedule D            Restructuring
Schedule E            Separate Assets/Assumed Liabilities
Schedule F            Buyers

Schedule 1.1(c)       Cash of the Business
Schedule 2.3          Section 2.3(c)(i) Allocation
                      Section 2.3(c)(ii) Allocation
Schedule 3.3          Capital Stock of the Sold Companies
Schedule 3.4(a)       Subsidiaries
Schedule 3.9          Proceedings
Schedule 3.16         Environmental Matters
Schedule 3.19(a)      Leased Real Property
Schedule 3.19(b)      Owned Real Property
Schedule 5.25         Certain Indebtedness of the Business
Schedule 5.28         Specified Employees